UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry Into a Material Definitive Agreement.

The information provided under Item 3.02 regarding the unregistered sale of equity securities is incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities.

On March 23, 2018, BIO-key International, Inc. (the “Company”, “we” or “us”) received a conversion notice from Giant Leap International, Ltd. (“Giant Leap”) to convert 29,280 shares of the Company’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”) and a conversion notice from Micron Technology Development Limited (“Micron”) to convert 31,140 shares of Series B-1 Preferred. Each share of Series B-1 Preferred has an original issue price of $100.00 and is convertible into shares of Company common stock (“Common Stock”) at a conversion price of $3.60 per share. The forgoing conversions resulted in the issuance of 1,678,334 shares of Common Stock.

On March 23, 2018, we entered into a securities purchase agreement with Giant Leap to purchase 33,102 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Series B-1 Preferred in the amount of $119,167 resulting in a per share purchase price of $3.60. Yao Jianhui, a director of the Company, is chairman of the board of directors of China Goldjoy Limited, the parent company of Giant Leap, a principal stockholder of the Company, and may, therefore, be deemed to have an interest in the transactions described herein.

The Series B-1 Preferred contain a blocker provision which prohibits the holder of such shares from converting such shares into Common Stock if after giving effect to such conversion, the holder would beneficially own in excess of 9.99% of our issued and outstanding shares of Common Stock. On March 23, 2018, we received notice from Micron of its desire to increase the maximum percentage from 9.99% to 19.99% effective on the 61st day following the date such notice was provided to us. In connection with this request, we entered into a securities purchase agreement with Micron to purchase 82,755 shares of Common Stock in consideration of the conversion of an accrued dividend payable on the Company’s Series B-1 Preferred in the amount of $297,917 resulting in a per share purchase price of $3.60. Effectiveness of the increase in the maximum beneficial ownership of Micron and conversion of dividends required us to waive the standstill provision (the “Standstill Provision”) included in the Securities Purchase Agreement dated November 11, 2015 by and between the Company and Micron. The Standstill Provision prevents Micron, either alone or together with any other person, from acquiring additional shares of Common Stock or any of the Company’s assets, soliciting proxies, or seeking further representation on the Company’s board of directors. We waived the Standstill for the purpose of permitting Micron to convert additional shares of Series B-1 Preferred into Common Stock so long as after giving effect to any such conversions, Micron does not beneficially own in excess of 19.99% of our Common Stock.

The foregoing shares were issued in private placement transactions pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, without general solicitation or advertising of any kind and without payment of placement agent or brokerage fees to any person.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2018, we adopted an incentive bonus plan for our named executive officers, Michael DePasquale, our Chief Executive Office, Cecilia Welch, our Chief Financial Officer, and Mira LaCous, our Chief Technology Officer, as well as Barbara Rivera, our Chief Operations Officer, Kelvin Wong, our Managing Director of Hong Kong Operations, and Scott Mahnken, our Vice President of Marketing. The plan provides for the payment of a cash bonus equal to 10% of our EBITDA in the event that our 2018 revenue exceeds $11,900, 12% of our EBITDA in the event that our 2018 revenue exceeds $15,800,000, and 15% of our EBITDA in the event that our 2018 revenue exceeds $18,900,000. The forgoing amount, if any, will be allocated among our named executive officers and other participants in the plan based on the relative base salaries of the participants.

On March 23, 2018, we issued options to purchase share of Common Stock to our named executive officers as follows:

Executive Officer	Number of Options
Michael DePasquale	33,334
Cecilia Welch	25,000
Mira LaCous	12,500

The options were issued under the Company’s 2015 Equity Incentive Plan.  The options are exercisable at $1.96 per share, the last sale price of the Common stock as reported on the Nasdaq Capital Market on the date of grant, have a term of seven years, and vest in three equal annual installments on each of the next three anniversaries of the grant date, subject to the continued employment with or service to the Company through the applicable vesting date.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

10.1	Securities Purchase Agreement, dated March 23, 2018, by and between BIO-key International, Inc. and Giant Leap International, Ltd.

10.2	Securities Purchase Agreement, dated March 23, 2018, by and between BIO-key International, Inc. and Micron Technology Development Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-Key International, Inc.

Date: March 28, 2018	By:	/s/ Cecilia Welch
Cecilia Welch
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated March 23, 2018, by and between BIO-key International, Inc. and Giant Leap International, Ltd.

10.2	Securities Purchase Agreement, dated March 23, 2018, by and between BIO-key International, Inc. and Micron Technology Development Limited